CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,150,000	$365.09

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

June 2017 Registration Statement No. 333-212571 Pricing Supplement dated June 9, 2017 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and do not guarantee any return of principal at maturity. Instead, if the closing price of the underlier is greater than or equal to 85% of the initial underlier value, which we refer to as the threshold value, on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the call premium applicable to that determination date, as set forth below. If the securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the threshold value, at maturity investors will receive the stated principal amount plus the maturity date premium, as set forth below. The call premium applicable to each determination date (other than the final determination date) and the maturity date premium applicable to the final determination date are each based on a return of approximately 12.30% per annum. However, if the securities are not automatically redeemed prior to maturity and the final underlier value is less than the threshold value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 85% of the stated principal amount and could be zero. The securities are for investors who are willing and able to risk their principal and forgo current income and participation in any appreciation in the value of the underlier in exchange for the potential fixed call premium or maturity date premium and the limited protection against loss that applies only if the securities are not automatically redeemed and if the final underlier value is greater than or equal to the threshold value. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	United States Steel Corporation common stock (Bloomberg ticker symbol “X<Equity>”) (the “underlier”)
Aggregate principal amount:	$3,150,000
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date:	June 9, 2017
Original issue date:	June 14, 2017
Maturity date*†:	June 12, 2020
Interest:	None.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the threshold value, the securities will be automatically redeemed for an early redemption payment on the early redemption date immediately following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the threshold value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Threshold value*:	$18.547, which is equal to 85% of the initial underlier value (rounded to three decimal places)
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the applicable call premium set forth below.
Determination dates† and applicable premiums:

The determination dates, the final determination date, the call premium applicable to each determination date and the maturity date premium applicable to the final determination date are set forth in the table below.

Determination Date	Call Premium / Maturity Date Premium	Determination Date	Call Premium / Maturity Date Premium
September 11, 2017	$10 × 3.075%	March 11, 2019	$10 × 21.525%
December 11, 2017	$10 × 6.150%	June 10, 2019	$10 × 24.600%
March 9, 2018	$10 × 9.225%	September 9, 2019	$10 × 27.675%
June 11, 2018	$10 × 12.300%	December 9, 2019	$10 × 30.750%
September 10, 2018	$10 × 15.375%	March 9, 2020	$10 × 33.825%
December 10, 2018	$10 × 18.450%	June 9, 2020 (the “final determination date”)	$10 × 36.900% (the “maturity date premium”)
Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•     If the final underlier value is greater than or equal to the threshold value:

$10 + maturity date premium

•     If the final underlier value is less than the threshold value:

$10 × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 15%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$3,150,000	$3,150,000	$78,750	$3,071,250
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.426 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Terms continued from previous page:
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value*:	$21.82, which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the final determination date
Early redemption dates†:	September 14, 2017, December 14, 2017, March 14, 2018, June 14, 2018, September 13, 2018, December 13, 2018, March 14, 2019, June 13, 2019, September 12, 2019, December 12, 2019 and March 12, 2020
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746K622 / US06746K6221
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	In the case of certain corporate events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value, threshold value and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. The calculation agent may accelerate the maturity date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.
†	Each determination date may be postponed if that determination date is not a scheduled trading day or if a market disruption event occurs on that determination date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement. In addition, an early redemption date and/or the maturity date will be postponed if that day is not a business day or if the relevant determination date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.

June 2017	PS-2

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

June 2017	PS-3

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

June 2017	PS-4

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

June 2017	PS-5

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Investment Summary

Auto-Callable Securities

Principal at Risk Securities

The Auto-Callable Securities due June 12, 2020 Based on the Performance of the Common Stock of United States Steel Corporation (the “securities”) can be used:

▪	To provide for the possibility of an automatic call of the securities at a fixed call premium if the closing price of the underlier on any determination date (other than the final determination date) is greater than or equal to the threshold value.

▪	To provide for the possibility of a return equal to the maturity date premium if the securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the threshold value.

▪	As an alternative to direct exposure to the underlier that provides for the potential of a fixed return if the underlier has not declined below the threshold value as of any determination date.

Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant. If the final underlier value is less than the threshold value, the securities are exposed on a 1:1 basis to the negative performance of the underlier from the initial underlier value.

Maturity:	Approximately 3 years (unless redeemed earlier)
Early redemption payment:	The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) the applicable call premium.
Threshold value:	85% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities if not automatically redeemed prior to maturity.
Interest:	None

June 2017	PS-6

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Key Investment Rationale

If the closing price of the underlier is greater than or equal to the threshold value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount equal to the stated principal amount plus the call premium applicable to that determination date. If the securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the threshold value, investors will receive the stated principal amount plus the maturity date premium at maturity. The call premium applicable to each determination date (other than the final determination date) and the maturity date premium applicable to the final determination date are each based on a return of approximately 12.30% per annum. However, if the securities are not automatically redeemed prior to maturity and the final underlier value is less than the threshold value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 85% of the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant.

Early Redemption Scenario	If the closing price of the underlier on any determination date (other than the final determination date) is greater than or equal to the threshold value, the securities will be automatically redeemed for an amount per security equal to the early redemption payment applicable to that determination date based on a return of approximately 12.30% per annum. No further payments will be made on the securities after they have been redeemed.
Upside Scenario	The securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the threshold value. In this case, at maturity, the securities pay the stated principal amount of $10 plus the maturity date premium of $10 × 36.90%.
Downside Scenario	The securities are not redeemed prior to maturity and the final underlier value is less than the threshold value. In this case, at maturity, the securities pay less than 85% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 60% less than the initial underlier value, the securities will pay $4.00 per security, or 40% of the stated principal amount, for a loss of 60% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.

June 2017	PS-7

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek the potential for a fixed return equal to the applicable call premium or maturity date premium, as applicable, if the closing price of the underlier on any determination date is greater than or equal to the threshold value.

▪	You understand that if the closing price of the underlier on each determination date is less than the threshold value, you will not receive any positive return on the securities, and you are willing and able to accept the risk that, if the final underlier value is less than the threshold value on the final determination date, you will lose a significant portion or all of the stated principal amount.

▪	You understand that any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of the underlier, which may be significant.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier, nor will you have any voting rights with respect to the underlier.

▪	You understand that if the securities are automatically redeemed on an earlier determination date, you will receive a lower call premium than if the securities were redeemed on a later determination date and that you will not receive the highest premium if the securities are automatically redeemed prior to the final determination date.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the closing price of the underlier will be less than the threshold value on each determination date.

▪	You anticipate that the final underlier value will be less than the threshold value on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You seek an investment that provides for participation in any upside performance of the underlier above the applicable call premium or maturity date premium, as applicable.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

June 2017	PS-8

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Hypothetical Examples

The following tables and examples illustrate the hypothetical payment at maturity or early redemption payment upon an automatic call and hypothetical total return at maturity or upon an automatic call on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity or early redemption payment upon an automatic call per $10 stated principal amount to $10.00. The tables and examples set forth below assume a hypothetical initial underlier value of $100.00 and a hypothetical threshold value of $85.00 (or 85% of the hypothetical initial underlier value). The tables and examples also reflect the call premiums and maturity date premium based on a return of approximately 12.30% per annum. The hypothetical initial underlier value of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “United States Steel Corporation Overview” below for recent actual values of the underlier. The actual initial underlier value and threshold value are set forth on the cover page of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

If Not Redeemed Prior to Maturity, What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical total return on the securities at maturity if the securities are not automatically redeemed.

Final Underlier Value	Underlier Appreciation / Depreciation	Underlier Performance Factor	Payment at Maturity	Total Return on the Securities
$200.00	100.00%	N/A	$13.69	36.90%
$175.00	75.00%	N/A	$13.69	36.90%
$150.00	50.00%	N/A	$13.69	36.90%
$120.00	20.00%	N/A	$13.69	36.90%
$110.00	10.00%	N/A	$13.69	36.90%
$105.00	5.00%	N/A	$13.69	36.90%
$100.00	0.00%	N/A	$13.69	36.90%
$95.00	-5.00%	N/A	$13.69	36.90%
$90.00	-10.00%	N/A	$13.69	36.90%
$87.50	-12.50%	N/A	$13.69	36.90%
$85.00	-15.00%	N/A	$13.69	36.90%
$84.90	-15.10%	84.90%	$8.49	-15.10%
$80.00	-20.00%	80.00%	$8.00	-20.00%
$70.00	-30.00%	70.00%	$7.00	-30.00%
$60.00	-40.00%	60.00%	$6.00	-40.00%
$50.00	-50.00%	50.00%	$5.00	-50.00%
$40.00	-60.00%	40.00%	$4.00	-60.00%
$30.00	-70.00%	30.00%	$3.00	-70.00%
$20.00	-80.00%	20.00%	$2.00	-80.00%
$10.00	-90.00%	10.00%	$1.00	-90.00%
$0.00	-100.00%	0.00%	$0.00	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated assuming the securities are not automatically redeemed.

Example 1: The securities are not redeemed prior to maturity and the value of the underlier increases from the initial underlier value of $100.00 to a final underlier value of $120.00, an increase of 20.00%.

Because the final underlier value is greater than the threshold value, the investor receives a payment at maturity of $13.69 per $10 stated principal amount, calculated as follows:

$10 + maturity date premium

$10 + ($10 × 36.90%)

$10 + $3.69 = $13.69

The total return on the securities is 36.90%, which represents a return of approximately 12.30% per annum.

June 2017	PS-9

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Example 2: The securities are not redeemed prior to maturity and the value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $97.50, a decrease of 2.50%.

Even though the final underlier value is less than the initial underlier value, because the final underlier value is greater than or equal to the threshold value, the investor receives a payment at maturity of $13.69 per $10 stated principal amount, calculated as follows:

$10 + maturity date premium

$10 + ($10 × 36.90%)

$10 + $3.69 = $13.69

The total return on the securities is 36.90%, which represents a return of approximately 12.30% per annum.

Example 3: The securities are not redeemed prior to maturity and the value of the underlier decreases from the initial underlier value of $100.00 to a final underlier value of $40.00, a decrease of 60.00%.

Because the final underlier value is less than the threshold value, the payment at maturity is equal to $4.00 per security, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × ($40.00 / $100.00) = $4.00

The total return on the securities is -60.00%.

What Is the Total Return on the Securities upon Automatic Call if the Securities Are Automatically Redeemed Prior to Maturity?

The following table and examples illustrate the hypothetical total return on the securities if the securities are automatically redeemed on a determination date. The securities will be automatically redeemed if the closing price of the underlier on any determination date (other than the final determination date) is greater than or equal to the threshold value for an early redemption payment equal to the stated principal amount plus the call premium applicable to that determination date, as set forth in the table below. The call premium applicable to each determination date is based on a return of approximately 12.30% per annum.

Determination Date	Call Premium	Early Redemption Payment	Total Return on the Securities
1st determination date	$10 × 3.075%	$10.3075	3.075%
2nd determination date	$10 × 6.150%	$10.6150	6.150%
3rd determination date	$10 × 9.225%	$10.9225	9.225%
4th determination date	$10 × 12.300%	$11.2300	12.300%
5th determination date	$10 × 15.375%	$11.5375	15.375%
6th determination date	$10 × 18.450%	$11.8450	18.450%
7th determination date	$10 × 21.525%	$12.1525	21.525%
8th determination date	$10 × 24.600%	$12.4600	24.600%
9th determination date	$10 × 27.675%	$12.7675	27.675%
10th determination date	$10 × 30.750%	$13.0750	30.750%
11th determination date	$10 × 33.825%	$13.3825	33.825%

Example 1: The value of the underlier increases from the initial underlier value of $100.00 to a closing price of $102.50 on the first determination date, an increase of 2.50%.

Because the closing price of the underlier on the first determination date is greater than or equal to the threshold value, the securities are automatically redeemed on the first determination date for an early redemption payment on the related early redemption date of $10.3075 per $10 stated principal, calculated as follows:

$10 + call premium applicable to the first determination date

$10 + ($10 × 3.075%)

$10 + $0.3075 = $10.3075

The total return on the securities is 3.075%, which represents a return of approximately 12.300% per annum.

June 2017	PS-10

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Example 2: The securities are not automatically redeemed until the third determination date, and the value of the underlier decreases from the initial underlier value of $100.00 to a closing price of $97.50 on the third determination date, a decrease of 2.50%.

Because the securities were not redeemed prior to the third determination date and the closing price of the underlier on the third determination date is greater than or equal to the threshold value, the securities are automatically redeemed on the third determination date for an early redemption payment on the related early redemption date of $10.9225 per $10 stated principal, calculated as follows:

$10 + call premium applicable to the third determination date

$10 + ($10 × 9.225%)

$10 + $0.9225 = $10.9225

Even though the underlier depreciated by 2.50% from the initial underlier value to its closing price on the third determination date in this example, the closing price is greater than or equal to the threshold value and you receive the call premium of 9.225% that is applicable to the third determination date. The total return on the securities is 9.225%, which represents a return of approximately 12.300% per annum.

Example 3: The securities are not automatically redeemed until the fifth determination date, and the value of the underlier increases from the initial underlier value of $100.00 to a closing price of $125.00 on the fifth determination date, an increase of 25.00%.

Because the securities were not redeemed prior to the fifth determination date and the closing price of the underlier on the fifth determination date is greater than or equal to the threshold value, the securities are automatically redeemed on the fifth determination date for an early redemption payment on the related early redemption date of $11.5375 per $10 stated principal, calculated as follows:

$10 + call premium applicable to the fifth determination date

$10 + ($10 × 15.375%)

$10 + $1.5375 = $11.5375

Even though the underlier appreciated by 25.00% from the initial underlier value to its closing price on the fifth determination date in this example, your return is limited to the call premium of 15.375% that is applicable to the fifth determination date. The total return on the securities is 15.375%, which represents a return of approximately 12.300% per annum.

June 2017	PS-11

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

o	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the securities are not redeemed prior to maturity and the final underlier value is less than the threshold value (which is 85% of the initial underlier value), the payment at maturity will be an amount in cash that is significantly less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final underlier value from the initial underlier value. There is no minimum payment at maturity on the securities and, accordingly, if the securities are not redeemed prior to maturity, you could lose your entire initial investment in the securities.

▪	The potential return on the securities is limited to the applicable call premium or the maturity date premium, as applicable. Any positive return on your securities will not exceed the applicable call premium or maturity date premium, regardless of the appreciation in the value of the underlier, which may be significant. If, as of any determination date or the final determination date, the underlier has appreciated since the pricing date by more than the percentage represented by the applicable call premium or the maturity date premium, you will receive a lower return on the securities than you would have received if you had invested directly in the underlier. In addition, if the securities are automatically redeemed on an earlier determination date, you will receive a lower call premium than if the securities were redeemed on a later determination date or if the securities were held to maturity and the final underlier value were greater than or equal to the threshold value. Accordingly, you will not receive the highest premium if the securities are automatically redeemed prior to the final determination date.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

June 2017	PS-12

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	If the securities are not automatically redeemed prior to maturity, the payment at maturity on the securities is not based on the value of the underlier at any time other than the final determination date. If the securities are not redeemed prior to maturity, the payment at maturity is not based on the value of the underlier at any time other than on the final determination date and will be based solely on the final underlier value as compared to the initial underlier value. Therefore, the payment at maturity, if any, that you will receive for your securities may be significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the final determination date.

▪	Investing in the securities is not equivalent to investing in the underlier. Investors in the securities will not own the underlier or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlier.

▪	No affiliation with the issuer of the underlier. The issuer of the underlier is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the issuer of the underlier in connection with this offering.

▪	Single equity risk. The price of the underlier can rise or fall sharply due to factors specific to the underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlier.

▪	We may engage in business with or involving the issuer of the underlier without regard to your interests. We or our affiliates may presently or from time to time engage in business with the issuer of the underlier without regard to your interests and thus may acquire non-public information about the issuer of the underlier. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuer of the underlier, which may or may not recommend that investors buy or hold the underlier.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlier. Barclays Bank PLC, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlier, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlier, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlier. For example, the calculation agent is not required to make any adjustments if the issuer of the underlier or anyone else makes a partial tender or partial exchange offer for the underlier, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪	In some circumstances, the payment you receive on the securities may be based on the stock of another company and not the underlier. Following certain corporate events relating to the issuer of the underlier where the issuer of the underlier is not the surviving entity, your return on the securities paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the underlier or any cash or any other assets distributed to holders of the underlier in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the prospectus supplement.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the final determination date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlier on the determination dates and accordingly, whether the securities will be automatically redeemed for the applicable call premium and, if the securities are not redeemed prior to maturity, the amount of cash an investor will receive at maturity, if any.

June 2017	PS-13

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the underlier and that may affect the final underlier value;

o	the occurrence of certain events affecting the underlier that may or may not require an adjustment of the initial underlier value or other variables; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “United States Steel Corporation Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

June 2017	PS-14

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier; and determining whether to accelerate the maturity date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2017	PS-15

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

United States Steel Corporation Overview

According to publicly available information, United States Steel Corporation (the “Company”) is a steel producer of flat-rolled and tubular products with production operations in North America and Europe.

Information filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be located by reference to its SEC file number: 001-16811. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “X.”

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the Company can be located on a website maintained by the SEC at http://www.sec.gov by reference to the Company’s SEC file number provided above.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information about the underlier as of market close on June 9, 2017:

Bloomberg Ticker Symbol:	X	52 Week High:	$41.57
Current Closing Price:	$21.82	52 Week Low:	$15.15
52 Weeks Ago (6/10/2016):	$17.27

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 3, 2012 through June 9, 2017. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on June 9, 2017 was $21.82. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Common Stock of United States Steel Corporation	High	Low	Period End
2012
First Quarter	$32.25	$25.25	$29.37
Second Quarter	$30.26	$17.89	$20.60
Third Quarter	$23.42	$17.93	$19.07
Fourth Quarter	$24.62	$18.88	$23.87
2013
First Quarter	$25.89	$19.45	$19.50
Second Quarter	$19.26	$16.18	$17.53
Third Quarter	$21.17	$17.17	$20.59
Fourth Quarter	$30.09	$20.94	$29.50
2014
First Quarter	$30.28	$23.70	$27.61
Second Quarter	$28.64	$22.73	$26.04
Third Quarter	$46.00	$25.97	$39.17
Fourth Quarter	$40.08	$26.19	$26.74
2015
First Quarter	$26.59	$20.58	$24.40
Second Quarter	$27.33	$20.62	$20.62
Third Quarter	$21.39	$10.20	$10.42
Fourth Quarter	$12.94	$7.09	$7.98

June 2017	PS-16

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Common Stock of United States Steel Corporation	High	Low	Period End
2016
First Quarter	$16.46	$6.67	$16.05
Second Quarter	$20.30	$13.25	$16.86
Third Quarter	$27.49	$15.91	$18.86
Fourth Quarter	$37.49	$16.42	$33.01
2017
First Quarter	$41.57	$31.33	$33.81
Second Quarter (through June 9, 2017)	$34.72	$19.17	$21.82

United States Steel Corporation common stock — daily closing prices* January 3, 2012 to June 9, 2017

* The dotted line indicates the threshold value of 85% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

June 2017	PS-17

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Recently promulgated Treasury regulations exclude from the scope of Section 871(m) of the Code instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

June 2017	PS-18

Auto-Callable Securities due June 12, 2020

Based on the Performance of the Common Stock of United States Steel Corporation

Principal at Risk Securities

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 18, 2016, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 19, 2016, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated July 18, 2016, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

June 2017	PS-19